Exhibit 8.1

List of Subsidiaries of the Company

Legal Name	Place of Incorporation	Doing Business as	Ownership (%)(1)

Transporte Aéreo S.A	Chile	LATAM Airlines Chile		100.00%
LATAM Airlines Perú S.A.	Peru	LATAM Airlines Peru		94.98%
LATAM-Airlines Ecuador S.A.	Ecuador	LATAM Airlines Ecuador	Voting	55.00%
			No Voting	100.00%
LAN Argentina S.A	Argentina	LATAM Airlines Argentina		99.87%
Aerovías de Integración Regional, Aires S.A	Colombia	LATAM Airlines Colombia		99.20%
TAM S.A	Brazil	LATAM Airlines Brasil (2)	Voting	51.04%
			No Voting	100.00%
Lan Cargo S.A	Chile	LATAM Airlines Cargo		99.90	%(3)

(1)	Percentage of equity owned by LATAM Airlines Group S.A. directly or indirectly through subsidiaries or affiliates.

(2)	TAM S.A. include its affiliate TAM Linhas Aereas S.A (“TLA”), which does business under the name “LATAM Airlines Brasil”.

(3)	Percentage of equity owned has been rounded to the nearest hundredth decimal.